EXHIBIT 99.1

First Niagara Delivers Strong First Quarter Performance

  Harleysville acquisition successfully completed in April - now $20 billion footprint across NY and PA
  Charter conversions to bank holding company and commercial bank complete
  New business generation in Western PA further exceeds expectations
  Solid financial results again led by top-line growth
  Balance sheet strength and credit quality sustained

BUFFALO, N.Y., April 26, 2010 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) followed a highly successful 2009 with solid first quarter 2010 results, as the Company continues to achieve superior business growth in both its legacy Upstate New York and new Pennsylvania franchises. With the recent completion of the Harleysville acquisition, First Niagara is now a $20 billion financial services company with more than 250 branches stretching across the largest markets in its footprint. The Company also continues to make the strategic investments necessary to further strengthen its foundation and create the platform for the next stage of growth. That includes the conversion to a bank holding company and commercial bank, which better aligns the Company's business model with its regulatory oversight and more effectively positions the company to capitalize on opportunities in the marketplace.

"The momentum we've generated across our franchise continues to build in 2010," President and CEO John R. Koelmel said. "We're firing on all cylinders in all of our businesses and in each of our geographies. We are thrilled to bring the Harleysville franchise into the First Niagara family and welcome all our newest customers and employees in the Eastern Pennsylvania region.   And we couldn't have gotten off to a better start there with a very smooth conversion and terrific market reception. We also remain hard at work further transforming our organization for even greater scale and sophistication by investing intelligently in our future. That includes the recruitment of top-notch talent in key positions across the organization to ensure we will have the firepower to realize our aspirations. Without question we are not only bigger, but more importantly, a better and stronger company today, totally focused on opportunistically executing our growth strategy. Our bank holding company status gives us greater flexibility in completing future mergers and acquisitions and the commercial bank charter better aligns with our operating model. We are intent on taking full advantage of our position of strength as we navigate the changing financial services landscape."

Pennsylvania Update

On April 9, 2010, the Company completed its previously announced acquisition of Harleysville National Corporation in Eastern Pennsylvania. The conversion and initial stages of integration have gone exceptionally well. All major systems have been converted and new activity in the first two weeks after closing has been strong with deposit growth of over $11 million and the addition of nearly 1,000 accounts. Initial customer loan demand has also been very positive.

The 57 branch Western Pennsylvania franchise acquired from National City in the third quarter of 2009 continues to perform better than expected. Average retail core deposit balances increased by 7% during the first quarter and have now returned to pre-close September 2009 levels, well ahead of originally modeled assumptions.   Strong loan originations from the commercial lending area are also running ahead of plan and new business potential is validated by a growing pipeline. Additionally, sales volumes related to wealth management products per individual branch are the highest of any region in the Company's two-state footprint.

First Quarter Results

For the quarter ended March 31, 2010, operating (Non-GAAP) net income - that is, reported net income exclusive of nonrecurring items - was $32.6 million or $0.18 per diluted share. This compared to $31.3 million or $0.17 per share in the linked quarter and $21.5 million or $0.19 per share in the first quarter of 2009. The earnings per diluted share comparison to the prior year was impacted by an incremental 69 million shares issued in two 2009 equity offerings that bolstered the Company's already strong capital position and provided funds for its strategic growth initiatives.   Reported (GAAP) net income inclusive of non-recurring items, primarily acquisition and integration expenses, totaled $28.9 million or $0.16 per diluted share for the current quarter. The results were consistent with the linked quarter and compared to $18.7 million or $0.14 per diluted share in the first quarter of 2009.

Chief Financial Officer Michael W. Harrington said, "First quarter performance was once again led by top-line growth in our core businesses. Strong loan demand in both our Upstate New York and Western Pennsylvania markets helped drive double-digit increases in the commercial loan and home equity portfolios.  Core deposit growth in both geographies was also very solid. Our balance sheet is in excellent shape with strong capital and liquidity positions complementing a solid and well-contained credit profile."

Operating Results (Non-GAAP)	Q1 2010	Q4 2009	Q1 2009
Net interest income	$114.2	$112.9	$72.6
Provision for credit losses	13.1	11.0	8.8
Noninterest income	36.9	35.5	28.5
Noninterest expense	87.0	90.7	58.5
Net income	32.6	31.3	21.5
Weighted average diluted shares outstanding	185.6	185.3	115.4
Earnings per diluted share	$0.18	$0.17	$0.19

Reported Results (GAAP)
Nonrecurring(a)	$3.7	$2.4	$2.8
Net income	28.9	28.9	18.7
TARP(b)	--	--	2.6
Net income available to shareholders	28.9	28.9	16.1
Weighted average diluted shares outstanding	185.6	185.3	115.4
Earnings per diluted share	$0.16	$0.16	$0.14

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarized the Company's operating results excluding certain non-recurring items.

(a) 2010 – Q1: After-tax noninterest expense: Harleysville National Corporation acquisition related expenses of $3.7 million. 2009 - Q4: After-tax noninterest expense: Harleysville National Corporation acquisition related expenses of $2.4 million. 2009 - Q1: After-tax noninterest expense – Settlement of service mark infringement matter of $1.8 million and acquisition and integration expenses related to the National City branch acquisition of $1.0 million.
(b) 2009 – Q1: Accrued dividends and preferred stock discount accretion of $2.6 million.

Loans

Average commercial loan balances improved by 15% (annualized) due to solid commercial business loan growth in both Upstate New York and Western Pennsylvania, which included increased line usage and a specific focus on the healthcare sector. Similarly, the home equity portfolio benefited from new customers and improved line activity in the first quarter. Residential loan originations were $107 million, while average balances declined due to the continued sale of longer-term fixed rate mortgages in the secondary markets.

Credit Quality

Overall credit quality continues to be strong and consistent with expectations as loan delinquencies remained stable across all portfolios. Nonetheless, the impact of the economic downturn remains evident as nonperforming loans were higher than the previous quarter primarily due to the addition of two in-footprint commercial loans. Net charge-offs were also higher for the quarter, with $5.9 million of the increase resulting from the decision to liquidate, at a substantial discount, the second of two shared national credits (SNC) that had been on non-accrual for the last two quarters. Excluding the SNC, charge-offs were 33 basis points of total loans, consistent with the linked quarter. Absent the impact of the losses on the two SNC exposures, quarterly charge-off ratios have remained well below 50 basis points throughout the economic downturn, and consistent with the performance of the portfolio for over a decade. The provision for credit losses was $13.1 million in the current quarter compared to $11.0 million in the linked quarter in consideration of the impact of the SNC charge-off. The allowance for credit losses was 1.21% of total loans at March 31, 2010, compared to 1.20% at the prior year end. Excluding loans obtained in the National City branch acquisition, which were recorded at fair value as of the acquisition date, the allowance for credit losses was 1.34% of total loans compared to 1.33% at December 31, 2009.

Deposits

Average core deposits increased by $124 million in the first quarter, with the benefit of strong growth in retail money market balances as well as the seasonal expansion of municipal deposits. Conversely, the Company continues to deemphasize higher cost CD balances which declined by $289 million from the prior quarter, as the focus continues to shift to more profitable relationships across the two-state franchise. Core deposits now represent 73% of total deposits versus 68% a year ago.

Net Interest Income

Net interest income increased by 1% from the linked quarter as the strong growth in earning assets more than compensated for the impact of fewer days in the quarter and a lower net interest margin. Core margin further improved as the continued benefit of the decrease in the costs of deposits, especially on money markets and CD's, outpaced a slight tightening in loan yields. The blended deposit rate declined 11 basis points from the linked quarter and has decreased 89 basis points from the first three months of 2009.  However, that benefit was more than offset in the quarter by a reduction in yield on the mortgage-backed securities portfolio due to accelerated prepayments on the underlying loans during the quarter.  As a result, the tax equivalent net interest margin declined to 3.61%.

Noninterest Income

Noninterest income rose by 4% from the linked quarter, led by strong branch-based wealth management sales, especially in Western Pennsylvania where the Company is aggressively cross-selling its products. Growth also came from investment partnership gains and seasonal increases in insurance revenue. Banking service fees declined in the first quarter due to lower transaction revenues, especially related to overdrafts.

Noninterest Expense

Operating (Non-GAAP) noninterest expense for the first quarter decreased by $3.7 million from the linked quarter. In spite of the continuing investment in people, systems and infrastructure, lower incentive based compensation, marketing, and FDIC premium costs resulted in the quarter-over-quarter decline.  Reported (GAAP) noninterest expense for the current quarter included acquisition and integration costs related to the Harleysville acquisition of $6.2 million.

Capital Management

The Company's capital ratios following the Harleysville merger continue to be considerably above well capitalized levels and consistent with previously disclosed information related to the transaction. Notwithstanding fair value adjustments yet to be finalized, consolidated Total Risk Based Capital and Tier 1 Risk Based Capital ratios after the Harleysville merger are 14% and 13%, respectively. Also, on the same basis, the tangible common equity ratio - that is, tangible common shareholders' equity as a percentage of tangible assets - is 8%. These strong levels reflect the impact of three successful follow-on stock offerings over the last 18 months in which the Company issued an additional 78 million shares and raised nearly $1 billion in new capital. The weighted average diluted shares outstanding for the current quarter were 185.6 million compared to 115.4 million for the first quarter of 2009. As a result of the Harleysville transaction, outstanding shares currently total 209 million. In March 2010, the Company issued $300 million in ten-year 6.75% fixed rate senior notes, the proceeds of which were used, in part, to retire the PNC debt issued in September of 2009.

About First Niagara Financial Group

As a result of the Harleysville merger on April 9, 2010, First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $20 billion in assets, 255 branches and $14 billion in deposits. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania.  For more information, visit www.fnfg.com.

Conference Call

A conference call will be held at 10 a.m. Eastern Time on Monday, April 26, 2010 to discuss the Company's financial results and business strategy. Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available until May 18, 2010 by dialing 1-877-660-6853, account #240, ID #348880.

Non-GAAP Measures

The Company has presented operating net income and operating noninterest expense, which excludes expenses related to the acquisition of Harleysville National Corporation and the National City Branch acquisition as well as settlement of a service mark infringement matter, all summarized in footnote (a) to the financial table. The Company believes that these measures are useful to management and investors because they permit a more effective evaluation and comparison of the Company's results and performance in relation to its ongoing operations. The excluded acquisition and integration expenses in general relate to situations where accounting rules require certain ongoing charges as a result of prior or planned transactions. The excluded expense relating to settlement of a service mark infringement is a one-time expense that is not within the Company's control and the inclusion of which distorts any evaluation of the Company's core earnings. The Company believes that the exclusion of these non-recurring items provides management and investors with a focus on the Company's business as it would appear on a consolidated going-forward basis. The Company believes that the ratio of tangible common shareholders' equity as a percentage of tangible assets is a measure of capital strength that provides additional useful information to investors supplementing the Total Risk Based Capital and Tier 1 Risk Based ratios. This ratio excludes intangible assets from the numerator and the denominator and expresses a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited)

	2010	2009
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED FINANCIAL DATA
(Amounts in thousands)
Securities available for sale	$4,876,925	4,421,678	3,652,261	3,339,871	1,800,933
Securities held to maturity	$1,038,566	1,093,552	1,085,258	398,049	--
Loans and leases:
Commercial:
Real estate	$3,133,582	3,061,582	2,973,964	2,656,650	2,593,752
Business	$1,543,253	1,481,845	1,425,956	983,913	969,836
Specialized lending	$202,485	207,749	208,574	182,297	174,711
Total commercial loans	$4,879,320	4,751,176	4,608,494	3,822,860	3,738,299

Residential real estate	$1,618,007	1,674,961	1,725,943	1,815,041	1,914,691
Home equity	$702,735	691,069	662,308	647,878	629,916
Other consumer	$182,790	186,341	189,271	129,738	134,689
Net deferred costs and discounts	$25,354	25,909	29,746	30,864	31,813
Total loans and leases	$7,408,206	7,329,456	7,215,762	6,446,381	6,449,408
Allowance for credit losses	$89,488	88,303	83,077	82,542	79,613
Loans and leases, net	$7,318,718	7,241,153	7,132,685	6,363,839	6,369,795
Goodwill and other intangibles	$931,347	935,384	938,687	781,047	782,808
Total assets	$14,968,078	14,584,833	14,137,504	11,577,171	9,587,977
Total interest-earning assets	$13,326,364	12,902,813	12,514,069	10,278,403	8,368,268

Deposits:
Savings	$932,698	916,854	913,144	805,646	786,535
Interest-bearing checking	$1,057,349	1,063,065	1,062,681	522,977	503,863
Money market deposits	$3,825,794	3,535,736	3,457,837	2,375,493	2,216,321
Noninterest-bearing	$1,301,730	1,256,537	1,213,978	761,160	705,965
Certificates	$2,676,890	2,957,332	3,275,728	1,775,052	2,015,412
Total deposits	$9,794,461	9,729,524	9,923,368	6,240,328	6,228,096

Borrowings	$2,481,628	2,302,280	1,515,148	3,192,837	1,446,885
Total interest-bearing liabilities	$10,974,359	10,775,267	10,224,538	8,672,005	6,969,016
Net interest-earning assets	$2,352,005	2,127,546	2,289,531	1,606,398	1,399,252
Stockholders' equity	$2,406,622	2,373,661	2,383,604	1,918,579	1,742,391
Tangible equity (1)	$1,475,275	1,438,277	1,444,917	1,137,532	959,583
Unrealized gain on securities	$42,970	17,206	34,057	3,064	852
Total loans serviced for others	$875,814	823,889	770,290	678,885	615,491

ASSET QUALITY DATA
(Amounts in thousands)
Nonperforming loans:
Commercial real estate	$44,149	37,129	32,477	32,075	33,536
Commercial business	$10,793	4,759	4,629	4,542	3,772
Specialized lending	$1,777	1,962	3,105	3,609	4,728
Shared national credits	$5,440	11,403	14,103	573	172
Residential real estate	$10,811	9,468	9,140	8,030	6,600
Home equity	$3,558	2,330	2,979	2,714	2,791
Other consumer	$1,392	1,510	373	754	319
Total nonperforming loans	$77,920	68,561	66,806	52,297	51,918
Real estate owned	$6,774	7,057	8,872	5,758	2,001
Total nonperforming assets	$84,694	75,618	75,678	58,055	53,919

Net loan charge-offs:
Commercial real estate	$4,275	2,056	2,213	858	4,552
Commercial business	$507	884	1,768	2,309	729
Specialized lending	$683	2,031	1,518	1,980	1,059
Shared national credits	$5,945	43	8,500	--	--
Residential real estate	$56	11	35	98	13
Home equity	$162	298	125	338	110
Other consumer	$318	451	306	388	467
Total net loan charge-offs	$11,946	5,774	14,465	5,971	6,930

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010	2009
	First	Year Ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
SELECTED OPERATIONS DATA
(Amounts in thousands)
Interest income	$144,503	490,758	145,357	128,788	110,794	105,819
Interest expense	$30,334	126,358	32,454	29,866	30,849	33,189
Net interest income	$114,169	364,400	112,903	98,922	79,945	72,630
Provision for credit losses	$13,131	43,650	11,000	15,000	8,900	8,750
Net interest income after provision	$101,038	320,750	101,903	83,922	71,045	63,880

Noninterest income:
Banking services	$16,007	49,538	17,016	12,499	10,053	9,970
Insurance and benefits consulting	$12,163	48,958	11,074	12,172	13,164	12,548
Wealth management services	$3,248	8,555	2,655	1,848	1,834	2,218
Lending and leasing	$3,276	10,888	3,714	2,950	2,240	1,984
Bank owned life insurance	$1,224	5,251	1,320	1,301	1,321	1,309
Other	$1,030	2,785	(262)	2,454	162	431
Total noninterest income	$36,948	125,975	35,517	33,224	28,774	28,460

Noninterest expense:
Salaries and benefits	$48,237	161,548	50,919	42,223	35,169	33,237
Occupancy and equipment	$9,907	29,113	9,126	7,620	5,901	6,466
Technology and communications	$8,649	24,770	8,271	6,095	5,351	5,053
Marketing and advertising	$1,532	10,281	2,618	2,550	2,581	2,532
Professional services	$2,510	6,131	2,141	1,481	1,300	1,209
Amortization of intangibles	$3,247	9,418	3,414	2,266	1,847	1,891
FDIC premiums	$3,463	16,668	4,335	3,854	6,980	1,499
Merger and acquisition integration expenses	$6,232	31,467	4,009	23,354	2,342	1,762
Other	$9,405	37,276	9,887	11,277	6,614	9,498
Total noninterest expense	$93,182	326,672	94,720	100,720	68,085	63,147

Income before income taxes	$44,804	120,053	42,700	16,426	31,734	29,193
Income taxes	$15,905	40,676	13,796	5,495	10,934	10,451
Net income	$28,899	79,377	28,904	10,931	20,800	18,742
Preferred stock dividend and accretion	$--	12,046	--	--	9,378	2,668
Net income available to common stockholders	$28,899	67,331	28,904	10,931	11,422	16,074

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010	2009
	First	Year Ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES
(Amounts in thousands)
Securities, at amortized cost	$5,453,217	3,293,438	4,874,683	4,131,996	2,433,236	1,689,620
Loans (2)
Commercial:
Real estate	$3,084,272	2,739,914	3,026,380	2,748,701	2,616,106	2,563,165
Business	$1,502,544	1,103,103	1,384,790	1,091,131	975,510	956,523
Specialized lending	$208,884	193,999	211,032	198,944	183,346	182,305
Total commercial loans	$4,795,700	4,037,016	4,622,202	4,038,776	3,774,962	3,701,993
Residential	$1,645,693	1,831,304	1,706,998	1,778,591	1,875,498	1,967,570
Home equity	$704,450	658,826	685,342	663,220	649,832	636,325
Other consumer	$187,272	154,971	189,387	149,321	136,394	144,349
Total loans	$7,333,115	6,682,117	7,203,929	6,629,908	6,436,686	6,450,237

Total interest-earning assets	$12,873,332	10,151,188	12,393,205	10,955,269	8,976,840	8,224,796
Goodwill and other intangibles	$933,279	828,554	936,590	810,946	781,718	783,473
Total assets	$14,544,571	11,534,907	14,042,129	12,343,848	10,257,168	9,436,987

Interest-bearing liabilities:
Savings accounts	$917,397	829,246	905,899	837,852	797,431	774,262
Checking	$1,034,659	680,606	1,042,842	676,786	510,064	486,663
Money market deposits	$3,689,294	2,696,157	3,576,893	2,783,435	2,323,823	2,083,102
Certificates of deposit	$2,823,804	2,290,845	3,112,978	2,113,778	1,914,353	2,012,120
Borrowed funds	$2,233,362	1,961,173	1,580,016	2,900,715	1,845,462	1,507,374
Total interest-bearing liabilities	$10,698,516	8,458,027	10,218,628	9,312,566	7,391,133	6,863,521

Noninterest-bearing deposits	$1,245,565	897,684	1,237,425	914,407	743,102	689,596
Total deposits	$9,710,719	7,394,538	9,876,037	7,326,258	6,288,773	6,045,743
Total liabilities	$12,142,939	9,523,932	11,646,451	10,404,030	8,291,365	7,700,851
Net interest-earning assets	$2,174,816	1,693,161	2,174,577	1,642,703	1,585,707	1,361,275
Stockholders' equity	$2,401,632	2,010,975	2,395,677	1,939,818	1,965,803	1,736,136
Tangible equity (1)	$1,468,353	1,182,421	1,459,087	1,128,872	1,184,085	952,663

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010	2009
	First	Year Ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
STOCK AND RELATED PER SHARE DATA

Earnings per share:
Basic	$0.16	0.46	0.16	0.07	0.08	0.14
Diluted	$0.16	0.46	0.16	0.07	0.08	0.14
Cash dividends	$0.14	0.56	0.14	0.14	0.14	0.14
Dividend payout ratio	87.50%	121.74%	87.50%	200.00%	175.00%	100.00%
Dividend yield (annualized)	3.99%	4.03%	3.99%	4.50%	4.92%	5.21%
Market price (Nasdaq:FNFG):
High	$14.86	16.32	14.47	14.06	14.23	16.32
Low	$13.00	9.48	12.40	10.73	10.53	9.48
Close	$14.23	13.91	13.91	12.33	11.42	10.89
Weighted average common shares outstanding (3):
Basic	185,121	146,833	184,849	146,834	139,827	115,055
Diluted	185,585	147,205	185,343	147,184	140,165	115,433
Common shares outstanding	188,719		188,215	188,151	149,763	118,687
Treasury shares	6,092		6,596	6,659	6,706	6,732

SELECTED RATIOS

Return on average assets	0.81%	0.69%	0.82%	0.35%	0.81%	0.81%
Common equity:
Return on average equity	4.88%	3.47%	4.79%	2.24%	2.47%	4.18%
Return on average tangible equity (1)	7.98%	6.06%	7.86%	3.84%	4.26%	8.40%
Total equity:
Return on average equity	4.88%	3.95%	4.79%	2.24%	4.24%	4.38%
Return on average tangible equity (1)	7.98%	6.71%	7.86%	3.84%	7.05%	7.98%

Noninterest income as a percentage of net revenue	24.4%	25.7%	23.9%	25.1%	26.5%	28.2%
Efficiency ratio - Consolidated	61.7%	66.6%	63.8%	76.2%	62.6%	62.5%
- Banking segment (4)	59.5%	64.0%	60.9%	74.9%	59.6%	59.0%

Net loan charge-offs	11,946	33,140	5,774	14,465	5,971	6,930
Net charge-offs to average loans (annualized)	0.66%	0.50%	0.32%	0.87%	0.37%	0.44%
Provision to average loans (annualized)	0.73%	0.65%	0.61%	0.90%	0.55%	0.55%
Total nonperforming loans to loans	1.05%		0.94%	0.93%	0.81%	0.81%
Total nonperforming assets to assets	0.57%		0.52%	0.54%	0.50%	0.56%
Allowance to loans	1.21%		1.20%	1.15%	1.28%	1.23%
Allowance to nonperforming loans	114.9%		128.8%	124.4%	157.8%	153.3%
Texas ratio (5)	5.41%		4.95%	4.95%	4.76%	5.19%
Personnel FTE	2,966		2,816	2,672	2,034	1,958
Number of branches	172		171	170	113	113

CAPITAL

Consolidated:
Tier 1 risk based capital	17.54%		17.41%	17.42%	16.10%	14.66%
Total risk based capital	18.65%		18.51%	18.46%	17.29%	15.88%
Tangible capital	10.15%		10.34%	10.63%	10.41%	10.76%
Equity to assets	16.08%		16.27%	16.86%	16.57%	18.17%
Tangible common equity to tangible assets (1)	10.51%		10.54%	10.95%	10.54%	8.89%
Book value per share (3)	12.98		12.84	12.90	13.11	15.12
Tangible book value per share (1)(3)	7.96		7.78	7.82	7.77	8.33
First Niagara Bank:
Tier 1 risk based capital	13.08%		12.63%	10.92%	11.02%	11.53%
Total risk based capital	14.20%		13.73%	11.96%	12.21%	12.77%
Tangible capital	7.55%		7.48%	6.67%	7.13%	8.48%

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010	2009
	First	Year Ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE YIELDS/RATES
(Tax equivalent basis)
Securities, at amortized cost	3.56%	4.00%	4.00%	3.80%	3.99%	4.59%
Loans
Commercial:
Real Estate	5.71%	5.77%	5.70%	5.85%	5.78%	5.77%
Business	4.30%	4.39%	4.47%	4.16%	4.48%	4.43%
Specialized lending	6.51%	6.67%	6.51%	6.74%	6.81%	6.63%
Total commercial loans	5.30%	5.44%	5.37%	5.44%	5.50%	5.47%
Residential	5.24%	5.28%	5.23%	5.29%	5.24%	5.37%
Home equity	4.89%	5.01%	4.95%	4.97%	5.01%	5.14%
Other consumer	8.48%	7.93%	8.33%	8.10%	7.57%	7.58%
Total loans	5.33%	5.41%	5.37%	5.41%	5.42%	5.45%

Total interest-earning assets	4.57%	4.89%	4.72%	4.74%	5.00%	5.24%

Savings accounts	0.14%	0.23%	0.21%	0.24%	0.24%	0.24%
Interest-bearing checking	0.13%	0.15%	0.14%	0.14%	0.15%	0.16%
Money market deposits	0.69%	1.03%	0.82%	0.93%	1.18%	1.36%
Certificates of deposit	1.07%	1.87%	1.17%	1.68%	2.41%	2.68%
Borrowed funds	2.89%	2.68%	3.77%	1.85%	2.57%	3.29%
Total interest-bearing liabilities	1.15%	1.49%	1.26%	1.27%	1.67%	1.96%

Tax equivalent net interest rate spread	3.42%	3.40%	3.46%	3.47%	3.33%	3.28%
Tax equivalent net interest rate margin	3.61%	3.65%	3.69%	3.66%	3.63%	3.61%

(1) Excludes goodwill and other intangible assets. These are non-GAAP financial measures that we believe provide investors with information that is useful in understanding our financial performance and position.
(2) Includes nonaccrual loans.
(3) Excludes unallocated ESOP shares and unvested restricted stock shares.
(4) Includes operating results for the banking activities segment as defined in the Company's quarterly and annual reports.
(5) The Texas ratio is computed by dividing nonperforming assets by the sum of tangible equity and the allowance for credit losses. This is a non-GAAP financial measure that we believe provides investors with information that is useful in understanding our financial performance and position.
CONTACT:  First Niagara Financial Group, Inc.
          John R. Koelmel, President and Chief Executive Officer
          Michael W. Harrington, Chief Financial Officer
          Anthony M. Alessi, Investor Relations Manager
            (716) 625-7692
            tony.alessi@fnfg.com
          Leslie G. Garrity, Public Relations and Corporate Communications
           Manager
            (716) 819-5921
            leslie.garrity@fnfg.com